Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Reports Record
 Fourth Quarter and Fiscal 2017 Financial Results

HARRISBURG, PA – April 4, 2018 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) today reported financial results for the fourth quarter and full year of fiscal 2017 ended February 3, 2018 (“fiscal 2017”), both of which contained one additional week (“53rd week”) as compared to the fourth quarter and full year ended January 28, 2017 (“fiscal 2016”).

Fourth Quarter Summary:

•	Total net sales increased 25.9% to $356.7 million. Excluding the impact of the 53rd week, net sales increased 20.0%.

•	Net sales in the 53rd week were $16.5 million and contributed less than $0.01 to diluted earnings per share.

•	Comparable store sales increased 4.4% on a 13-week basis.

•	The Company opened three stores during the quarter, ending the year with a total of 268 stores in 20 states, an increase in store count of 14.5% year over year.

•	Operating income increased 34.0% to $54.4 million.

•	Net income increased 186.9% to $70.1 million and net income per diluted share increased 174.4% to $1.07.

•	Adjusted net income(1) increased 35.6% to $33.1 million and adjusted net income per diluted share(1) increased 30.8% to $0.51.

•	Adjusted EBITDA(1) increased 31.0% to $59.2 million.

Fiscal Year Summary:

•	Total net sales increased 21.0% to $1.077 billion. Excluding the impact of the 53rd week, net sales increased 19.1%.

•	Comparable store sales increased 3.3% on a 52-week basis.

•	Operating income increased 32.8% to $135.8 million.

•	Net income increased 113.5% to $127.6 million and net income per diluted share increased 104.2% to $1.96.

•	Adjusted net income(1) increased 33.4% to $81.1 million and adjusted net income per diluted share(1) increased 28.9% to $1.25.

•	Adjusted EBITDA(1) increased 28.2% to $155.4 million.

(1)
As used throughout this release, adjusted operating income, adjusted net income, adjusted net income per diluted share, EBITDA and adjusted EBITDA are not measures recognized under U.S. generally accepted accounting principles (“GAAP”). Please see the accompanying financial tables which reconcile these non-GAAP measures to GAAP.

Mark Butler, Chairman, President and Chief Executive Officer, stated, “We are very pleased with our fourth quarter and full-year results. The fourth quarter was our 15th consecutive quarter of positive comparable store sales and we achieved record top and bottom line results in both the quarter and fiscal year. Strong deal flow, great new store performance and tight expense controls continue to be the hallmarks of our business and we are using our growing scale to gain better access to merchandise, open stores and leverage expenses. In 2018, we plan to open 36 to 38 new stores, including our first stores in Arkansas and Louisiana.  We feel very good about our ability to continue executing against our strategic growth initiatives in 2018 and beyond.”

Fourth Quarter Results

Net sales in the fourth quarter of fiscal 2017 increased 25.9% to $356.7 million from net sales of $283.4 million in the fourth quarter of fiscal 2016. The increase in net sales was driven by a 14.5% increase in the number of stores, a 4.4% increase in comparable store sales and $16.5 million of sales in the 53rd week.  Excluding the 53rd week, sales increased 20.0% year over year.  The Company opened three stores in the fourth quarter and ended fiscal 2017 with 268 stores, compared to 234 stores at the end of fiscal 2016.

Gross profit increased 23.9% to $140.5 million in the fourth quarter of fiscal 2017 from $113.4 million in the fourth quarter of fiscal 2016. Gross margin decreased 60 basis points to 39.4% in the fourth quarter of fiscal 2017 from 40.0% in the fourth quarter of fiscal 2016. The decrease in gross margin was driven by increased supply chain costs as a percentage of net sales.

Operating income increased 34.0% to $54.4 million in the fourth quarter of fiscal 2017 from $40.6 million in the fourth quarter of fiscal 2016. Operating margin increased 100 basis points to 15.3% in the fourth quarter of fiscal 2017 from 14.3% in the fourth quarter of fiscal 2016.

Net income increased 186.9% to $70.1 million, or $1.07 per diluted share, in the fourth quarter of fiscal 2017 from $24.4 million, or $0.39 per diluted share, in the fourth quarter of fiscal 2016.  Diluted earnings per share in the fourth quarter of fiscal 2017 included a $0.50 benefit related to the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”) and a $0.07 benefit due to the accounting change for stock-based compensation.  Adjusted net income (1), which excludes these benefits and the after-tax loss on extinguishment of debt, increased 35.6% to $33.1 million, or $0.51 per diluted share, in the fourth quarter of fiscal 2017. The 53rd week contributed less than $0.01 to diluted earnings per share.

Adjusted EBITDA(1) increased 31.0% to $59.2 million, or 16.6% of net sales, in the fourth quarter of fiscal 2017 from $45.2 million, or 15.9% of net sales, in the fourth quarter of fiscal 2016. Adjusted EBITDA excludes non-cash stock-based compensation expense and non-cash purchase accounting items.

Fiscal 2017 Results

Net sales in fiscal 2017 increased 21.0% to $1.077 billion from net sales of $890.3 million in fiscal 2016. The increase in net sales was driven by a 14.5% increase in store count, a 3.3% increase in comparable store sales and $16.5 million of sales in the 53rd week. Excluding the 53rd week, sales increased 19.1% year over year. The Company opened 34 stores during the year and ended fiscal 2017 with 268 stores.

Gross profit increased 19.8% to $431.6 million in fiscal 2017 from $360.4 million in fiscal 2016.  Gross margin decreased 40 basis points to 40.1% in the current year from 40.5% in the prior year, the result of decreased merchandise margin partially offset by reduced supply chain costs as a percentage of sales.

Operating income increased 32.8% to $135.8 million in fiscal 2017 from $102.2 million in fiscal 2016. Operating margin increased 110 basis points to 12.6% in fiscal 2017 from 11.5% in fiscal 2016.  Excluding $1.7 million of transaction related expenses incurred in fiscal 2016, adjusted operating income increased 30.6% or 90 basis points as a percentage of net sales in fiscal 2017.

Net income increased 113.5% to $127.6 million, or $1.96 per diluted share, in fiscal 2017, compared to $59.8 million, or $0.96 per diluted share, in fiscal 2016.  Diluted earnings per share in fiscal 2017 included a $0.50 benefit related to the 2017 Tax Act and a $0.22 benefit due to the accounting change for stock-based compensation.  Adjusted net income (1), which excludes these benefits and the after-tax loss on extinguishment of debt in the current year and after-tax transaction related expenses in the prior year, increased 33.4% to $81.1 million, or $1.25 per diluted share, in fiscal 2017 from $60.8 million, or $0.97 per diluted share, in fiscal 2016.  The 53rd week contributed less than $0.01 to diluted earnings per share.

Adjusted EBITDA (1) increased 28.2% to $155.4 million, or 14.4% of net sales, in fiscal 2017 from $121.1 million, or 13.6% of net sales, in fiscal 2016. Adjusted EBITDA excludes non-cash stock-based compensation expense, non-cash purchase accounting items and transaction related expenses.

Balance Sheet and Cash Flow Highlights

The Company's cash balance as of the end of fiscal 2017 was $39.2 million compared to $98.7 million as of the end of fiscal 2016.  The Company had no borrowings under its $100.0 million revolving credit facility and $96.0 million of availability under the facility as of the end of fiscal 2017. The Company paid down $146.3 million in term loan debt during fiscal 2017 and ended the year with total borrowings of $49.2 million compared to $195.3 million as of the end of fiscal 2016.

Inventory as of the end of fiscal 2017 increased 21.5% to $255.2 million compared to $210.1 million as of the end of fiscal 2016, primarily due to new store growth and timing of deal flow.

Capital expenditures in fiscal 2017 totaled $19.3 million compared to $16.4 million in fiscal 2016.

Fiscal 2018 Outlook

Guidance for the fiscal year ending February 2, 2019 (“fiscal 2018”) reflects a 52-week year versus the 53 weeks in fiscal 2017.  Ollie’s estimates the following for fiscal 2018:

•	Total net sales of $1.20 billion to $1.21 billion, an increase of 13.2% to 14.1% on a 52-week basis;

•	Comparable store sales growth of 1.0% to 2.0%;

•	The opening of 36 to 38 new stores and no planned closures;

•	Operating income of $149.0 million to $152.0 million;

•	Adjusted net income(2) of $109.0 million to $112.0 million, which excludes income tax benefits due to the accounting change for stock-based compensation;

•	Adjusted net income per diluted share(2) of $1.65 to $1.69, which excludes income tax benefits due to the accounting change for stock-based compensation;

•	An effective tax rate of 26.0%, lower than prior years due to the 2017 Tax Act;

•	Estimated diluted weighted average shares outstanding of 66.0 million; and

•	Capital expenditures of $23.0 million to $25.0 million.

The Company expects to realize a benefit from the lower effective tax rate in fiscal 2018 of approximately $18 million or $0.27 per diluted share.  The Company is planning to reinvest approximately 20% of the expected benefit in its associates.  This impact is included in the Company’s fiscal 2018 outlook.

(2)
The guidance ranges as provided for adjusted net income and adjusted net income per diluted share exclude any income tax benefits due to the change in accounting for stock-based compensation as the Company cannot predict such estimates without unreasonable effort.

Conference Call Information

A conference call to discuss fiscal 2017 fourth quarter and full-year financial results is scheduled for today, April 4, 2018, at 4:30 p.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (800) 219-7052 or (574) 990-1029 and using conference ID #3185646. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.ollies.us/.  The replay of the conference call webcast will be available at the investor relations website for one year.

About Ollie’s

We are a highly differentiated and fast growing, extreme value retailer of brand name merchandise at drastically reduced prices. We are known for our assortment of merchandise offered as Good Stuff Cheap®.  We offer name brand products, Real Brands! Real Bargains!®, in every department, including housewares, food, books and stationery, bed and bath, floor coverings, toys, hardware and other categories.  We currently operate 274 store locations in 21 states across the Eastern portion of the United States. For more information, visit www.ollies.us.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections, the outlook for the Company’s future business, prospects, financial performance, including our fiscal 2018 business outlook or financial guidance, and industry outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including recently enacted tax legislation, and the following: our failure to adequately procure and manage our inventory or anticipate consumer demand; changes in consumer confidence and spending; risks associated with intense competition; our failure to open new profitable stores, or successfully enter new markets, on a timely basis or at all; our failure to hire and retain key personnel and other qualified personnel; our inability to obtain favorable lease terms for our properties; the loss of, or disruption in the operations of, our centralized distribution centers; fluctuations in comparable store sales and results of operations, including on a quarterly basis; risks associated with our lack of operations in the growing online retail marketplace; our inability to successfully implement our marketing, advertising and promotional efforts; the seasonal nature of our business; risks associated with the timely and effective deployment and protection of computer networks and other electronic systems; the risks associated with doing business with international manufacturers; changes in government regulations, procedures and requirements; and our ability to service our indebtedness and to comply with our financial covenants together with the other factors set forth under “Risk Factors” in our filings with the United States Securities and Exchange Commission (“SEC”). Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Ollie’s undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.  You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Investor Contact:
John Rouleau
ICR
203-682-8200
John.Rouleau@icrinc.com

Media Contact:
Dan Haines
Vice President – Marketing & Advertising
717-657-2300
dhaines@ollies.us

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Income

(In thousands except for per share amounts)

(Unaudited)

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017

Net sales	$356,669	$283,355	$1,077,032	$890,315
Cost of sales	216,172	169,963	645,385	529,904
Gross profit	140,497	113,392	431,647	360,411
Selling, general and administrative expenses	82,541	69,823	278,174	242,891
Depreciation and amortization expenses	2,667	2,255	9,817	8,443
Pre-opening expenses	895	731	7,900	6,883
Operating income	54,394	40,583	135,756	102,194
Interest expense, net	870	1,395	4,471	5,935
Loss on extinguishment of debt	401	-	798	-
Income before income taxes	53,123	39,188	130,487	96,259
Income tax expense	(16,931)	14,768	2,893	36,495
Net income	$70,054	$24,420	$127,594	$59,764
Earnings per common share:
Basic	$1.13	$0.40	$2.08	$0.99
Diluted	$1.07	$0.39	$1.96	$0.96
Weighted average common shares outstanding:
Basic	61,786	60,623	61,353	60,160
Diluted	65,351	62,918	64,950	62,415
Percentage of net sales (1):
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	60.6	60.0	59.9	59.5
Gross profit	39.4	40.0	40.1	40.5
Selling, general and administrative expenses	23.1	24.6	25.8	27.3
Depreciation and amortization expenses	0.7	0.8	0.9	0.9
Pre-opening expenses	0.3	0.3	0.7	0.8
Operating income	15.3	14.3	12.6	11.5
Interest expense, net	0.2	0.5	0.4	0.7
Loss on extinguishment of debt	0.1	—	0.1	—
Income before income taxes	14.9	13.8	12.1	10.8
Income tax expense	(4.7)	5.2	0.3	4.1
Net income	19.6%	8.6%	11.8%	6.7%

(1)	Components may not add to totals due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

Assets	February 3, 2018	January 28, 2017
Current assets:
Cash and cash equivalents	$39,234	$98,683
Inventories	255,185	210,107
Accounts receivable	1,271	301
Prepaid expenses and other assets	7,986	3,739
Total current assets	303,676	312,830
Property and equipment, net	54,888	46,333
Goodwill	444,850	444,850
Trade name and other intangible assets, net	232,639	232,977
Other assets	2,146	2,385
Total assets	$1,038,199	$1,039,375
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$10,158	$5,077
Accounts payable	74,206	50,448
Income taxes payable	6,035	4,548
Accrued expenses	46,327	44,748
Total current liabilities	136,726	104,821
Revolving credit facility	-	-
Long-term debt	38,835	188,923
Deferred income taxes	59,073	89,224
Other long-term liabilities	7,103	5,146
Total liabilities	241,737	388,114
Stockholders’ equity:
Common stock	62	61
Additional paid-in capital	583,467	565,861
Retained earnings	213,019	85,425
Treasury - common stock	(86)	(86)
Total stockholders’ equity	796,462	651,261
Total liabilities and stockholders’ equity	$1,038,199	$1,039,375

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Net cash provided by operating activities	$75,552	$62,927	$95,936	$67,088
Net cash used in investing activities	(4,038)	(2,205)	(19,157)	(16,423)
Net cash provided by (used in) financing activities	(74,444)	2,000	(136,228)	17,759
Net increase (decrease) in cash and cash equivalents	(2,930)	62,722	(59,449)	68,424
Cash and cash equivalents at the beginning of the period	42,164	35,961	98,683	30,259
Cash and cash equivalents at the end of the period	$39,234	$98,683	$39,234	$98,683

Ollie’s Bargain Outlet Holdings, Inc.

Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Dollars in thousands)

(Unaudited)

The Company reports its financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). We have included the non-GAAP measures of adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income and adjusted net income per diluted share in this press release as these are key measures used by our management and our board of directors to evaluate our operating performance and the effectiveness of our business strategies, make budgeting decisions, and evaluate compensation decisions.  Management believes it is useful to investors and analysts to evaluate these non-GAAP measures on the same basis as management uses to evaluate the Company’s operating results. We believe that excluding items that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude from operating income, net income and net income per diluted share, enhances the comparability of our results and provides a better baseline for analyzing trends in our business.

The tables below reconcile the non-GAAP financial measures of adjusted operating income to operating income, adjusted net income to net income, adjusted net income per diluted share to net income per diluted share, and EBITDA and adjusted EBITDA to net income, in each case the most directly comparable GAAP measure.

Adjusted operating income, as defined by us, gives effect to transaction related expenses, which we believe are unrelated to our core operating results.  Adjusted net income and adjusted net income per diluted share give effect, net of tax, to transaction related expenses, loss on extinguishment of debt, and income tax benefits due to the accounting change for stock-based compensation and recently enacted federal tax reform, which may not occur with the same frequency or magnitude in future periods. We define EBITDA as net income before net interest expense, loss on extinguishment of debt, depreciation and amortization expenses and income taxes. Adjusted EBITDA represents EBITDA as further adjusted for non-cash stock-based compensation expense, non-cash purchase accounting items, and transaction related expenses, which we do not consider representative of our ongoing operating performance.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative to or substitute for, the Company’s financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company's financial position, results of operations and cash flows and should therefore be considered in assessing the Company's actual financial condition and performance. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

 (In thousands except for per share amounts)

 (Unaudited)

Reconciliation of GAAP operating income to adjusted operating income

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Operating income	$54,394	$40,583	$135,756	$102,194
Transaction related expenses	-	-	-	1,736
Adjusted operating income	$54,394	$40,583	$135,756	$103,930

Reconciliation of GAAP net income to adjusted net income

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Net income	$70,054	$24,420	$127,594	$59,764
Transaction related expenses	-	-	-	1,736
Loss on extinguishment of debt	401	-	798	-
Adjustment to provision for income taxes (1)	(153)	-	(306)	(672)
Income tax benefits due to the 2017 Tax Act (2)	(32,557)	-	(32,557)	-
Income tax benefits due to accounting change for stock-based compensation (3)	(4,626)	-	(14,409)	-
Adjusted net income	$33,119	$24,420	$81,120	$60,828

(1)
The effective tax rate used for the adjustment to the provision for income taxes was the normalized effective tax rate in the quarter in which the related costs were incurred.  The adjustment to the provision for income taxes includes the tax effect for the transaction related expenses and loss on extinguishment of debt.

(2)
Amount represents benefits related to changes in the U.S. tax code as a result of the 2017 Tax Act, effective as of January 1, 2018. The income tax benefit is primarily due to the net impact of the revaluation of net deferred tax liability balances as a result of the reduction in the federal corporate tax rate to 21% from the prior maximum rate of 35%.

(3)
Amount represents the impact from the recognition of excess tax benefits pursuant to Accounting Standards Update (“ASU”) 2016-09, Stock Compensation, which was in effect for the fourteen and fifty-three weeks ended February 3, 2018.

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

 (Dollars in thousands)

 (Unaudited)

Reconciliation of GAAP net income per diluted share to adjusted net income per diluted share

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Net income per share, diluted	$1.07	$0.39	$1.96	$0.96
Adjustments as noted above per diluted share:
Transaction related expenses, net of taxes	-	-	-	0.02
Loss on extinguishment of debt, net of taxes	0.00	-	0.01	-
Income tax benefits due to the 2017 Tax Act	(0.50)	-	(0.50)	-
Income tax benefits due to accounting change for stock-based compensation	(0.07)	-	(0.22)	-
Adjusted net income per share, diluted (1)	$0.51	$0.39	$1.25	$0.97

Weighted-average common shares outstanding, diluted	65,351	62,918	64,950	62,415

(1)	Totals may not foot due to rounding

Reconciliation of GAAP net income to EBITDA and adjusted EBITDA

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Net income	$70,054	$24,420	$127,594	$59,764
Interest expense, net	870	1,395	4,471	5,935
Loss on extinguishment of debt	401	-	798	-
Depreciation and amortization expenses	3,300	2,898	12,261	10,668
Income tax expense	(16,931)	14,768	2,893	36,495
EBITDA	57,694	43,481	148,017	112,862
Non-cash stock-based compensation expense	1,481	1,706	7,413	6,685
Non-cash purchase accounting items	(5)	(22)	(64)	(134)
Transaction related expenses	-	-	-	1,736
Adjusted EBITDA	$59,170	$45,165	$155,366	$121,149

Key Statistics

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017

Number of stores - Beginning of period	265	232	234	203
New stores	3	2	34	31
Number of stores - End of period	268	234	268	234

Average net sales per store (in thousands) (1)	$1,332	$1,211	$4,248	$4,050
Comparable stores sales change	4.4%	2.0%	3.3%	3.2%
Comparable store count – end of period	225	194	225	194

(1)	Average net sales per store represents the weighted average of total net sales divided by the number of stores open, in each case at the end of each week in a fiscal quarter.